Exhibit 99.1

FOR IMMEDIATE RELEASE

Advanced Medical Optics, Inc. Announces Pricing of Private Offering of Convertible Senior Subordinated Notes

SANTA ANA, Calif., Jun 18, 2003 (BUSINESS WIRE) —

Advanced Medical Optics, Inc. (NYSE:AVO) (AMO), today announced that it has priced a private offering of $125 million of its 3.5% convertible senior subordinated notes due 2023, plus up to an additional $15 million of notes subject to the initial purchasers’ option. The offering is expected to close on Tuesday, June 24, 2003. The notes will be unsecured senior subordinated obligations of AMO and will be guaranteed on a senior subordinated basis by AMO Holdings, LLC, a wholly owned subsidiary of AMO. The notes will pay interest semi-annually in arrears at an annual rate of 3.5% and will be convertible into shares of AMO’s common stock at a conversion price of approximately $20.54 per share, subject to adjustment. The notes were offered only to qualified institutional buyers.

AMO intends to use up to approximately $82.3 million of the net proceeds of the offering to repurchase up to $75 million of its outstanding 9-1/4% senior subordinated notes due 2010 pursuant to a “modified Dutch auction” cash tender offer previously commenced by the Company and the remainder for general corporate purposes, which may include the repayment of other indebtedness and, from time to time, additional repurchases of the senior subordinated notes due 2010. The actual amount used in the tender offer will depend on the number of tenders received by AMO and may vary from the above amount. If the net proceeds are not used to repurchase senior subordinated notes as intended, AMO intends to deposit 70% of the net proceeds into a cash collateral account to be used to repay indebtedness as required under its senior credit facility.

The notes will be convertible into shares of AMO common stock upon the occurrence of specified events. AMO will have the option to settle conversion in cash, shares of AMO’s common stock or a combination of cash and stock. Holders of the notes can require AMO to repurchase the notes on April 15, 2008, 2013 and 2018 and upon the occurrence of specified events. The repurchase price will be payable at AMO’s option in cash, shares of AMO’s common stock or a combination of cash and stock. AMO will have the right to redeem the notes for cash beginning April 18, 2008.

The notes and the shares of common stock issuable on conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements about AMO that involve risks and uncertainties, including those relating to whether or not AMO will consummate the offering, the anticipated use of proceeds of the offering and the risks detailed in AMO’s periodic filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based on estimates and assumptions and represent AMO’s judgment only as of the date of this press release. Actual results may differ materially from current expectations. AMO disclaims any intent or obligation to update these forward-looking statements.